Exhibit 99.1

Contact: James P. Zeumer

Senior Vice President, Public Affairs,

Communications and Investor Relations

480-627-2785

FOR IMMEDIATE RELEASE

ALLIED WASTE ANNOUNCES HIRING OF GENERAL COUNSEL

Phoenix, AZ – March 2, 2007 – Allied Waste Industries, Inc. (NYSE: AW), a leading waste services company, today announced the hiring of Timothy R. Donovan as Executive Vice President, General Counsel and Corporate Secretary. Mr. Donovan, who assumes his position on or about April 11, 2007, replaces Steven M. Helm, who retired from the Company in August 2006. Mr. Donovan will report to John J. Zillmer, Chairman and Chief Executive Officer.

“We are thrilled to welcome such an experienced professional to our executive team,” said Mr. Zillmer. “Tim brings a great combination of outstanding legal expertise and broad business skills. He will be a great asset as we continue to grow the business and advance our key business strategies.”

Prior to joining Allied, Mr. Donovan held various senior positions with Tenneco Inc. from 1999 until his resignation, most recently as Executive Vice President, Strategy and Business Development, and General Counsel. Mr. Donovan served as a member of Tenneco’s Board of Directors beginning in March 2004. Mr. Donovan was an attorney with the law firm of Jenner & Block from 1982 until 1999, and was a partner in that firm and chairman of its corporate and securities group.

Mr. Donovan is a director of John B. Sanfilippo & Son, Inc., where he is the Chairman of its Audit Committee and a member of its Compensation Committee. Mr. Donovan holds a BS from Ohio State University and he received his JD from Capital University.

About Allied Waste

Allied Waste Industries, Inc., is the nation’s second largest waste services company, providing collection, recycling and disposal services to residential, commercial and industrial customers in the United States. As of December 31, 2006, the Company operated a network of 304 collection companies, 161 transfer stations, 168 active landfills and 57 recycling facilities in 37 states and Puerto Rico.